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Exhibit 2.2

AGREEMENT AND PLAN OF MERGER OF
HUNTSMAN HOLDINGS PREFERRED MEMBER MERGER SUB LLC
WITH AND INTO
HUNTSMAN HOLDINGS PREFERRED MEMBER LLC

        This Agreement and Plan of Merger (this "Agreement") is entered into on February    , 2005, by and among Huntsman Corporation, a Delaware corporation ("HC"), Huntsman Holdings Preferred Member Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of HC ("Merger Sub"), and Huntsman Holdings Preferred Member LLC, a Delaware limited liability company ("HH Preferred Member" and collectively with Merger Sub, the "Merging Entities").

        WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the "Act"), will merge with and into HH Preferred Member (the "Merger");

        WHEREAS, the board of directors of HC, on behalf of HC; HC as the sole member of Merger Sub; the board of managers of HH Preferred Member, on behalf of HH Preferred Member; and the requisite members of HH Preferred Member have approved and adopted the Merger and this Agreement and the transactions contemplated hereby;

        WHEREAS, for federal income tax purposes, it is intended that the Merger be treated as a contribution of HH Preferred Member Units (as defined in that certain Operating Agreement for HH Preferred Member, as amended from time to time prior to the Effective Time (as defined below) (the "Operating Agreement")) to HC in exchange for HC Common Stock (as defined below) in a transaction described in Section 351 of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, the Merger is part of an integrated plan for the capitalization of HC pursuant to Section 351 of the Code that also includes (i) the exchange of certain limited liability company interests in Huntsman Holdings, LLC, a Delaware limited liability company, for shares of common stock of HC, (ii) the issuance of common stock in an initial public offering by HC and (iii) the exchange of warrants to purchase shares of common stock of HMP Equity Holdings Corporation, a Delaware corporation, for shares of common stock of HC.

        NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein the parties hereto agree as follows:

        1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of this Agreement and the Act, at the Effective Time (as defined below) Merger Sub shall be merged with and into HH Preferred Member, whereupon the separate existence of Merger Sub shall cease and HH Preferred Member shall continue as the surviving entity (the "Surviving Entity").

        2.    Effective Time of the Merger.    As promptly as practicable on or after the date hereof, HH Preferred Member shall execute, in the manner required by the Act, and deliver to the Secretary of State of the State of Delaware a duly executed certificate of merger substantially in the form of Exhibit A hereto (the "Certificate of Merger"), and the Merging Entities shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with Act shall be the time specified in the Certificate of Merger, which is referred to as the "Effective Time."

        3.    Effect of the Merger.    At the Effective Time, the Merger shall have the effects set forth in Section 18-209(g) of the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of HH Preferred Member and Merger Sub shall vest in the Surviving Entity, and all debts due of HH Preferred Member and Merger Sub shall vest in the Surviving Entity.

        4.    Certificate of Formation and Operating Agreement.    The Certificate of Formation of HH Preferred Member, as in effect immediately prior to the Effective Time, shall continue to be the certificate of formation of the Surviving Entity until thereafter amended in accordance with its terms and applicable law. At the Effective Time, the introductory clause to Section 5.4(b) of the Operating Agreement of HH Preferred Member, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as follows:

  "(b)
  Limitations on Power of Managers. Notwithstanding any other provisions of this Agreement, the Board of Managers shall not have authority hereunder to cause the Company to engage in the following transactions without first obtaining the affirmative vote or written consent of any Qualified Member:"

and, except as so amended, the Operating Agreement of HH Preferred Member as in effect immediately prior to the Effective Time shall continue to be the operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and applicable law.

        5.    Conversion of Securities of HH Preferred Member.    At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all of the limited liability company interests in HH Preferred Member issued and outstanding immediately prior to the Effective Time shall be converted into shares of common stock, $0.01 par value per share, of HC (the "HC Common Stock"), and upon such conversion and the surrender of any certificates representing such limited liability company interests each member of HH Preferred Member shall receive the number of shares of HC Common Stock as is set forth opposite such member's name on Exhibit B hereto; provided, however, that the shares of HC Common Stock set forth opposite the names of MatlinPatterson Global Opportunity Partners L.P., MatlinPatterson Global Opportunity Partners B, L.P. and MatlinPatterson Global Opportunity Partners (Bermuda) L.P. on Exhibit B hereto shall be issued to HMP Equity Trust, a Delaware statutory trust, pursuant to the authorization or instructions previously given by such member to the Merging Entities.

        6.    Conversion of Securities of Merger Sub.    At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one Unit (as defined in the Operating Agreement) of the Surviving Entity such that HC shall hold 100% of the limited liability company interests in the Surviving Entity. In accordance with Section 18-301(b)(3) of the Act, notwithstanding anything to the contrary contained in the Operating Agreement of HH Preferred Member or the Surviving Entity, at the Effective Time, HC shall automatically, without any further action of HC or any other person or entity, be admitted to the Surviving Entity as a member of the Surviving Entity holding the limited liability company interest in the Surviving Entity set forth in the immediately preceding sentence.

        7.    Termination.    This Agreement may be terminated at any time prior to the Effective Time in writing by all of the parties hereto.

        8.    Amendment.    Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by all the parties hereto.

        9.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

        10.    Further Assurances.    If at any time HH Preferred Member shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Entity the title to any property or right of Merger Sub, or otherwise to carry out the provisions hereof, the proper representatives of Merger Sub as of the Effective Time shall execute and deliver any and all proper deeds, assignments, and assurances and do all things necessary

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or proper to vest, perfect or convey title to such property or right in the Surviving Entity, and otherwise to carry out the provisions hereof.

        11.    Counterparts.    This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

        12.    Severability.    Each provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal or invalid for any reason, such illegality or invalidity will not affect the legality or invalidity of the remainder of this Agreement.

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        IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed as of the date first written above.

HUNTSMAN CORPORATION
By:
	Name:	Samuel D. Scruggs
	Title:	Executive Vice President, General Counsel & Secretary
HUNTSMAN HOLDINGS PREFERRED MEMBER MERGER SUB LLC
By:	HUNTSMAN CORPORATION, its sole member
By:
	Name:	Samuel D. Scruggs
	Title:	Executive Vice President, General Counsel & Secretary
HUNTSMAN HOLDINGS PREFERRED MEMBER LLC
By:
Name:
Title:

EXHIBIT A

CERTIFICATE OF MERGER
OF
HUNTSMAN HOLDINGS PREFERRED MEMBER MERGER SUB LLC
INTO
HUNTSMAN HOLDINGS PREFERRED MEMBER LLC

        In accordance with the provisions of Section 18-209 of the Delaware Limited Liability Company Act (the "Act"), the undersigned limited liability company hereby certifies that:

        1.     The name and jurisdiction of formation or organization of each of the entities which are to merge are as follows:

Name	Type of Entity	Jurisdiction of Formation
Huntsman Holdings Preferred Member LLC	Limited Liability Company	Delaware
Huntsman Holdings Preferred Member Merger Sub LLC	Limited Liability Company	Delaware

        2.     The Agreement and Plan of Merger (the "Plan of Merger") providing for the merger of Huntsman Holdings Preferred Member Merger Sub LLC with and into Huntsman Holdings Preferred Member LLC has been approved and executed by each constituent entity to such merger in accordance with Section 18-209 of the Act.

        3.     The name of the surviving Delaware limited liability company is Huntsman Holdings Preferred Member LLC.

        4.     The merger shall become effective at 7:00 a.m., Eastern time, on February            , 2005.

        5.     An executed copy of the Plan of Merger is on file at the principal place of business of the surviving limited liability company, located at 500 Huntsman Way, Salt Lake City, UT 84108.

        6.     A copy of the Plan of Merger will be furnished by the surviving limited liability company, on request and without cost, to any member of or other person holding an interest in any constituent limited liability company in the merger.

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        IN WITNESS WHEREOF, Huntsman Holdings Preferred Member LLC has caused this Certificate to be signed by an authorized person, the            day of February, 2005.

HUNTSMAN HOLDINGS PREFERRED MEMBER LLC
By:
Name:
Title:	Authorized Person

EXHIBIT B

Name of Member of Huntsman Holdings Preferred Member LLC	Number of Shares of Common Stock of Huntsman Corporation
MatlinPatterson Global Opportunities Partner L.P.
MatlinPatterson Global Opportunity Partners B, L.P.
MatlinPatterson Global Opportunity Partners (Bermuda) L.P.
Consolidated Press (Finance) Limited
Huntsman Cancer Foundation
Peter Huntsman
Kimo Esplin
Sam Scruggs
David Parkin
Russell Healy
John Heskett
Sean Douglas
Kevin Hardman
Lou Adimare

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  Exhibit 2.2
CERTIFICATE OF MERGER OF HUNTSMAN HOLDINGS PREFERRED MEMBER MERGER SUB LLC INTO HUNTSMAN HOLDINGS PREFERRED MEMBER LLC